Rule 424(b)(2)
Registration No. 333-179826

Pricing Supplement dated October 11, 2013 (To Prospectus dated March 1, 2012 and Prospectus Supplement dated March 2, 2012)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B – Capped/Floored Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89236TAX3

Principal Amount (in Specified Currency): $15,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Trade Date: October 11, 2013
Original Issue Date: October 25, 2013
Stated Maturity Date: October 25, 2018

Issue Price: 100% of the Principal Amount / $15,000,000.
Net Proceeds to Issuer: 99.50% of Principal Amount / $14,925,000.
Agent’s Discount or Commission: 0.50% / $75,000.

The Agent or its affiliates will enter into swap transactions with TMCC to hedge TMCC’s obligations under the Notes.  The Agent and its affiliates expect to realize a profit in connection with these swap transactions.  See “Use of Proceeds and Hedging” below.

Agent: Barclays Capital Inc.
Agent’s Capacity: Principal

Interest Calculation: Regular Floating Rate Note
Interest Rate Basis: LIBOR
Designated LIBOR Page: Reuters Page “LIBOR 01”
Spread (+/-): +0.65%
Spread Multiplier: N/A
Index Currency: U.S. Dollars
Index Maturity: 3 month
Maximum Interest Rate: 4.00% per annum
Minimum Interest Rate: 0.65% per annum

Interest Payment Dates: Each January 25, April 25, July 25, and October 25, beginning January 25, 2014
Interest Reset Dates: Each January 25, April 25, July 25, and October 25, beginning October 25, 2013
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention: 30/360

Business Days: New York, London

Business Day Convention: Following

Redemption: N/A
Redemption Dates: N/A
Notice of Redemption: N/A

Repayment: N/A
Optional Repayment Date(s): N/A
Repayment Price: N/A

Original Issue Discount: N/A

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:  Book-entry only

Calculation Agent: Barclays Bank PLC

Settlement: The Issuer expects that delivery of the Notes will be made against payment therefor on the Original Issue Date.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

RISK FACTORS RELATING TO THE NOTES

Investing in the Notes involves a number of risks.  See the risks described in “Risk Factors” beginning on page S-1 of the Prospectus Supplement and those set forth below.  Accordingly, prospective investors should consult their financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

The Interest You Receive May Be Less Than The Return You Could Earn On Other Investments.

The interest you earn on the Notes will never exceed 4.00% per annum regardless of the level of three month LIBOR. The interest that you receive on the Notes may be less than the return you could earn on other investments.

Inclusion Of Projected Profit From Hedging Is Likely To Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which the Agent is willing to purchase the Notes in secondary market transactions will likely be lower than the Issue Price, because the Issue Price included, and secondary market prices are likely to exclude, the projected profit included in the cost of hedging the obligations under the Notes.  In addition, any such prices may differ from values determined by pricing models used by the Agent, as a result of dealer discounts, mark-ups or other transaction costs.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying prospectus supplement.

To provide a hedge to TMCC, an affiliate of Barclays Capital Inc. will enter into a swap agreement with TMCC. Under the swap agreement, TMCC will make payments linked to the London interbank offered rate in respect of a notional principal amount equal to the aggregate principal amount of the Notes during the term of the Notes in exchange for receiving payments equal to interest due in respect of the Notes from the affiliate of Barclays Capital Inc.